Exhibit 5.1

May 30, 2006

Spectrum Pharmaceuticals, Inc.

157 Technology Drive

Irvine, California 92612

Attn: Board of Directors

Re:	Registration Statement on Form S-8; 500,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration of 500,000 shares of common stock, $0.001 par value per share (the “Shares”), issuable under to the Spectrum Pharmaceuticals, Inc. 401(k) Plan, as amended January 1, 2006 (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the General Corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that, as of the date hereof, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the

May 30, 2006

terms of the Plan and the Registration Statement, including receipt of consideration for the Shares with a value in excess of the par value for such Shares, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

With your consent, we have assumed for purposes of the opinion paragraph above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP